Exhibit 99.(a)(1)(E)

Welcome to the Synopsys Discounted Option Amendment Program Web Site.

Click on the links below to view details of Synopsys’ Discounted Option Amendment Program:

•Offer to Amend
•SynopsysWorld Article/Frequently Asked Questions

When user clicks on the link, a PDF browser box will pop out. Additional selections will replace the pop out box so that only a maximum of two browser windows will be open at one time.

If you are a Synopsys employee with options included in this program, please click the continue button to log in

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Discounted Option Amendment Program expires at 11:59 PM Pacific Time on April 23, 2007

If you have questions, contact the Mellon call center, Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at:

1-866-210-7111

Enter your 9 digit Personal Identification Number (PIN) that you received via e-mail on March 23, 2007.  Please do not enter spaces.

If user enters an invalid PIN number more than three times, the browser session will be terminated and an indicator will tell the user to call the Mellon Call Center for assistance.

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Click on the following links to view details of the	•Offer to Amend
Synopsys Discounted Option Amendment Program	•SynopsysWorld Article/Frequently Asked Questions

Discounted Option Amendment Program expires at 11:59 PM Pacific Time on April 23, 2007

If you have questions, contact the Mellon call center, Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at:

1-866-210-7111

You have logged out of the Synopsys Discounted Option Amendment Program web site.

Discounted Stock Option Amendment Program expires at 11:59 PM Pacific Time on April 23, 2007

If you have questions, contact the Mellon call center, Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at:

1-866-210-7111